Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners Announces that Steven C. Boyd, its Chief

Operating Officer, Will Retire Effective January 1, 2025

Whippany, New Jersey, December 5, 2023 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, renewable propane, renewable natural gas, fuel oil and related products and services, as well as a marketer of natural gas and electricity and producer of and investor in low carbon fuel alternatives, announced today that Steven C. Boyd, its Chief Operating Officer, has declared his intention to retire effective January 1, 2025.

As part of an ongoing management succession plan developed by Michael Stivala, President and Chief Executive Officer, and the Board of Supervisors, the Partnership has identified Alejandro (“Alex”) Centeno as the successor to Mr. Boyd, effective January 1, 2025. Mr. Centeno, 51, is currently Vice President of Operations and has held various leadership roles since joining the Partnership in July 2007.

“In an organization with a track record for employee longevity and industry leadership, there are few people that have spanned so many roles in their career at Suburban Propane as Steve Boyd. Steve started his career as a Propane Delivery Driver over 37 years ago, advanced into several leadership roles in our field operations and has been a cornerstone of our leadership team for the better part of the past 20 years,” said Michael Stivala. “Steve has served Suburban Propane and all of its key stakeholders with an unwavering commitment to safety, employee development, operational excellence and growth. He has, and will continue to leave, an indelible mark on Suburban Propane and the entire propane industry.”

Mr. Stivala continued, “At Suburban Propane, we have a great history of developing our people and providing them opportunities to take on additional leadership responsibilities. Alex Centeno has been a proven leader in our organization throughout his career in several operational roles across multiple areas of the country. Over the next twelve months, Steve and Alex will work closely to ensure a smooth transition of the operational leadership of Suburban Propane, while maintaining the organization’s focus on safety, outstanding customer service and growth.”

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange under the ticker symbol SPH. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable energy and related products and services, as well as a marketer of natural gas and electricity and producer of and investor in low carbon alternatives. The Partnership serves the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 700 locations across 42 states. The Partnership is supported by three core pillars: (1) Suburban Commitment –

showcasing the Partnership's 95-year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores the Partnership's commitment to excellence in customer service; (2) SuburbanCares – highlighting the Partnership's continued dedication to giving back to local communities across the Partnership's national footprint and (3) Go Green with Suburban Propane - promoting the clean burning and versatile nature of propane and renewable propane as a solution to a green energy future and its commitment to investing in and developing the next generation of renewable energy.

For additional information on Suburban Propane, please visit www.suburbanpropane.com.

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